Exhibit 2.1

                        AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 21, 2001 (the "Merger Agreement"), between WasteMasters, Inc., a Delaware corporation ("WMI"), Environmental Energy Services, Inc., a Delaware corporation ("EEI"), and WasteMasters Holdings, Inc., a Delaware corporation ("WHI ").

     WHEREAS, on the date hereof, WMI has authority to issue (a) 295,000,000 shares of common stock, par value $0.001 per share (the "WMI Common Stock"), of which 160,641,631 shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "WMI Preferred Stock," and with the WMI Common Stock, the "WMI Capital Stock"), of which all 5,000,000 shares are issued and outstanding;

     WHEREAS, on the date hereof, EEI has authority to issue (a)
495,000,000 shares of common stock, par value $0.001 per share (the "EEI Common Stock"), of which 1,000 shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "EEI Preferred Stock," and with the EEI Common Stock, the "EEI Capital
Stock"), of which no shares are issued and outstanding;

     WHEREAS, on the date hereof, WHI has authority to issue (a) 295,000,000 shares of common stock, par value $0.001 per share (the "WHI Common Stock"), of which 1,000,000 shares are issued and outstanding, and
(b) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "WHI Preferred Stock," and with the WHI Common Stock, the "WHI Capital Stock"), of which no shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of WMI, EEI and WHI have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL"), under which EEI would survive as the holding company, by the merger of WMI with and into WHI , and with each holder of WMI Capital Stock receiving one share of EEI Capital Stock in exchange for such share of WMI Capital Stock;

     WHEREAS, under the respective certificates of incorporation of WMI and EEI, the EEI Capital Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the WMI Capital Stock which will be exchanged therefor pursuant to the holding company reorganization;

     WHEREAS, the certificate of incorporation and bylaws of EEI, as the holding company, immediately following the merger will contain provisions identical to the certificate of incorporation and bylaws of WMI immediately prior to the merger, other than differences permitted by
Section 251(g)(4) of the DGCL;

     WHEREAS, the certificate of incorporation of WHI is identical to the certificate of incorporation of WMI immediately prior to the merger, other than differences permitted by Section 251(g)(7) of the DGCL, and is being amended in the manner required by Section 251(g)(7) pursuant to this Merger Agreement;

     WHEREAS, the Boards of Directors of WMI, EEI and WHI have approved this Merger Agreement, shareholder approval not being required pursuant to Section 251(g) of the DGCL;

     WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, WMI, EEI and WHI hereby agree as follows:

     1. Merger. WMI shall be merged with and into WHI (the "Merger"), and WHI shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing a certified copy of this Merger Agreement with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time").

     2.     Certificate of Incorporation of the Surviving Corporation.
At the Effective Time, the Certificate of Incorporation of WHI, as amended and in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the DGCL.

                  (a) Article FOURTH shall be amended to read in its entirety as follows:

                 "FOURTH. The aggregate number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, par value $.10 per share."

                  (b) Article TWELFTH shall be added and will read as follows:

                 "TWELFTH. Any act or transaction by or involving the Corporation that requires for its adoption under the Delaware General Corporation Law or under this Certificate of Incorporation the approval of the Corporation's stockholders shall, pursuant to
     Section 251(g) of the Delaware General Corporation Law, require, in addition, the approval of the stockholders of the Corporation's holding company, Environmental Energy Services, Inc., or any successor by merger, by the same vote as is required by the Delaware General Corporation Law and/or by the Certificate of Incorporation of the Corporation."

     3. Succession. At the Effective Time, the separate corporate existence of WMI shall cease, and WHI shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of WMI, and WHI shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of WMI, including, without limitation, all outstanding indebtedness of WMI, all in the manner and as more fully set forth in Section 259 of the DGCL.

     4. Directors. The directors of WMI immediately prior to the Effective Time shall be the directors of the Surviving Corporation and EEI at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

     5. Officers. The officers of WMI immediately preceding the Effective Time shall be the officers of the Surviving Corporation and EEI at and after the Effective Time until their successors are duly elected and qualified.

     6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) each share of WMI Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of EEI Common Stock;

     (b) each share of WMI Preferred Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of EEI Preferred Stock;

     (c) each share of WMI Capital Stock held in the treasury of WMI immediately prior to the Effective Time shall be cancelled and retired;

     (d) each option, warrant, purchase right, unit or other security of WMI convertible into shares of WMI Capital Stock shall become convertible into the same number of shares of EEI Capital Stock as such security would have received if the security had been converted into shares of WMI Capital Stock immediately prior to the Effective Time, and EEI shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of EEI Capital Stock as WMI had reserved; and

     (e) each share of EEI Capital Stock issued and outstanding in the name of WMI immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of EEI Capital Stock.

     7.    Other Agreements.   At the Effective Time, EEI shall assume
any obligation of WMI to deliver or make available shares of WMI Common Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which WMI is a party. Any reference to WMI Common Stock under any such agreement or employee benefit plan shall be deemed to be a reference to EEI Common Stock and one share of EEI Common Stock shall be issuable in lieu of each share of WMI Common Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

     8. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of WMI such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of WMI, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of WMI or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     9. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of WMI Capital Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of EEI Capital Stock, as the case may be, into which the shares of WMI Capital Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of EEI and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to EEI or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of EEI Capital Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

     10. Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

     11. Compliance with Section 251(g) of the DGCL. Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 251(g) of the DGCL, including without limitation, the following:

     (a) Certificate of Incorporation and By-Laws of EEI. At the Effective Time, the Certificate of Incorporation and By-Laws of EEI shall be in the form of the Certificate of Incorporation and By-Laws of WMI, as in effect immediately prior to the Effective Time.

     (b) Directors and Officers of EEI. At the Effective Time, the directors and officers of WMI immediately prior to the Effective Time shall be the directors and officers of EEI, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of EEI.

     (c)   Filings.  Prior to the Effective Time, the Surviving
Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State. Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and EEI contemplated by this Agreement, each of the Surviving Corporation and EEI shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

     12. Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of WMI, EEI and WHI , by action of the board of directors of WMI if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of WMI and its stockholders.

     13. Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     14. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger
Agreement.

     15. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, WMI, EEI and WHI have caused this Merger
Agreement to be executed and delivered as of the date first above written.

                                       WASTEMASTERS, INC., a Delaware
                                       corporation

                                       /s/ A. Leon Blaser
                                       Name: A. Leon Blaser
                                       Title:  President


                                       WASTEMASTERS HOLDINGS, INC., a
                                       Delaware corporation

                                       /s/ A. Leon Blaser
                                       Name: A. Leon Blaser
                                       Title: President



                                       ENVIRONMENTAL ENERGY SERVICES,
                                       INC., a Delaware corporation

                                       /s/ A. Leon Blaser
                                       Name: A. Leon Blaser
                                       Title: President






                                 CERTIFICATION


STATE OF OKLAHOMA

OUNTY OF CANADIAN

     Before me, a Notary Public in and for said County, personally appeared Greg Holsted, the Secretary of WasteMasters, Inc., on the 21ST day of June, 2001, who certified that the foregoing Agreement and Plan of Merger was adopted by the board of directors of WasteMasters, Inc. pursuant to Section 251(g) of the Delaware General Corporation Law, and that the conditions in the first sentence of Section 251(g) have been satisfied.

     IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by notary seal on the day and year last aforesaid.

                                                /s/ Greg Holsted
                                                Greg Holsted


Sworn to and subscribed before me
the 21 day of June, 2001.

/s/ Shannon Ross

Commission Expires: 6-19-04